Exhibit 99.1

Dream Finders Announces Second Quarter 2025 Results
Home Closings Up 10%; Net New Orders Increased 13%
Second Quarter Homebuilding Revenues Increased 4%
Jacksonville, FL. — July 31, 2025 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the second quarter ended June 30, 2025.
Second Quarter 2025 Highlights (As Compared to Second Quarter 2024)
•Homebuilding revenues increased 4% to $1.1 billion
•Home closings increased 10% to 2,232 from 2,031
•Net new orders increased 13% to 1,938 from 1,712
•Homebuilding gross margin of 16.5% compared to 19.0%
•Adjusted homebuilding gross margin (non-GAAP) of 25.9% compared to 27.0%
•Pre-tax income of $74 million compared to $106 million
•Net income attributable to DFH of $57 million, or $0.57 per basic share compared to $81 million, or $0.83 per basic share
•Financial services pre-tax income increased 86% to $12 million from $7 million
•Controlled lot pipeline of 63,180 as of June 30, 2025 compared to 54,698 as of December 31, 2024
•Total liquidity of $433 million as of June 30, 2025, comprised of cash and cash equivalents and availability under the revolving credit facility
•Return on participating equity of 25.0% compared to 33.5%
•Repurchased 705,404 Class A common shares for $16 million during the three months ended June 30, 2025

Management Commentary

Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “Dream Finders delivered another quarter of solid performance, with homebuilding revenues reaching $1.1 billion, largely consistent with the prior year quarter, while growing home closings by 10% and net sales by 13%. The industry continues to be faced with challenges from elevated interest rates straining housing affordability and weakening consumer confidence. While this is perhaps the most challenging environment in the past 3 years (since rates became elevated in mid 2022), I am proud of our team’s execution and focus on our long term vision and I am confident in our ability to drive meaningful growth organically and through acquisitions.

In the second quarter, we successfully closed the acquisitions of Alliant National Title Insurance Company, Inc. and Green River Builders, Inc., bringing Dream Finders to a total of ten acquisitions in the past six years. While not necessarily newsworthy from an acquisition price perspective, we believe these are both very strategic in nature and will generate significant long-term earnings. The acquisition of Alliant Title has enhanced vertical integration across the organization while significantly expanding our financial services capabilities and offerings. Acquiring Green River Builders expands our presence in the greater Atlanta region, namely on the northern side of Atlanta, complementing our acquisition of Liberty Communities last quarter, which builds predominantly on the south side of Atlanta and strengthening our position to capitalize on the largest housing market in the Southeast. We believe these acquisitions will create meaningful growth opportunities across our homebuilding and financial services segments, supporting our goal of delivering strong earnings and superior returns for our shareholders.

While the near-term is likely to remain choppy, our continued confidence in the long-term strength of our business is evident in the repurchase of over 700,000 shares of our common stock during the second quarter. We believe deploying capital into the repurchase of our own shares when we feel there is a meaningful discount to intrinsic value reinforces our commitment to creating long-term value for our shareholders. We maintain a constructive outlook and are reiterating our full-year 2025 guidance of approximately 9,250 home closings.”

Acquisitions

Alliant Title

On April 18, 2025, the Company acquired Colorado-based title insurance underwriter, Alliant National Title Insurance Company, Inc. and a related affiliate (collectively, “Alliant Title”). The operations of Alliant Title are included in the Financial Services segment as of the date of acquisition.

Green River Builders

On May 2, 2025, the Company acquired the majority of the homebuilding assets of Green River Builders, Inc. (“Green River Builders”) allowing us to further expand our operations in the Atlanta, Georgia market. The operations of Green River Builders are included in the Southeast segment as of the date of acquisition.
Homebuilding
Second Quarter 2025 Results

Homebuilding revenues in the second quarter of 2025 of $1.1 billion reflected an increase of 4% when compared to the second quarter of 2024. Home closings increased 10% to 2,232, compared to 2,031 in the second quarter of 2024. Average sales price (“ASP”) of homes closed for the second quarter of 2025 was $481,027, a decrease of 7% compared to the prior year quarter ASP of $514,833. The growth in homebuilding revenues was primarily due to the increase in home closings, largely attributable to the January 2025 Liberty Communities acquisition, which added 179 home closings with an ASP of $355,550. The lower ASP from the Liberty Communities closings contributed to the overall decrease in ASP for the quarter. The increased use of sales incentives during the second quarter of 2025 also had a partially offsetting impact on the homebuilding revenue growth.

Homebuilding gross margin percentage in the second quarter of 2025 was 16.5%, a decrease of 250 basis points (“bps”), compared to 19.0% in the second quarter of 2024. The decrease in homebuilding gross margin percentage for the second quarter of 2025 was primarily the result of increased incentives, higher land and financing costs, and changes in product mix, partially offset by direct cost reductions and continued cycle time improvements.

Adjusted homebuilding gross margin in the second quarter of 2025 was 25.9%, a decrease of 110 bps from the second quarter 2024 adjusted homebuilding gross margin of 27.0%. Adjusted homebuilding gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures” below.

Selling, general and administrative expense (“SG&A”) in the second quarter of 2025 increased 39% to $135 million, compared to $97 million in the second quarter of 2024. SG&A as a percentage of homebuilding revenues in the second quarter of 2025 increased 310 bps to 12.3%, compared to 9.2% in the second quarter of 2024. These increases were primarily attributable to the costs of the forward mortgage commitment programs, which allow homebuyers to lock in their mortgage interest rates at the time of sale as well as higher compensation costs and other marketing and general expenses from our recent acquisitions and organic expansion.

In the second quarter of 2025, the Company recorded $13 million of contingent consideration income in relation to the MHI acquisition earnout arrangement, which ends on September 30, 2025. The income is attributable to actual pretax income achieved being lower than expected for the second quarter of 2025 and reduced forecast estimates for the upcoming third quarter of 2025, driven by lower ASPs from a strategic change in product offerings in the Texas markets, as well as weakness in consumer demand.

Consolidated net income attributable to DFH in the second quarter of 2025 was $57 million, or $0.57 per basic share, compared to $81 million, or $0.83 per basic share in the second quarter of 2024.

Net new orders in the second quarter of 2025 were 1,938, an increase of 13% compared to 1,712 net new orders for the second quarter of 2024. The cancellation rate in the second quarter of 2025 was 14.0%, an increase of 80 bps compared with the second quarter of 2024 cancellation rate of 13.2%. The Company believes the 13% increase in net new orders and low cancellation rate is reflective of its successful sales incentives and availability of quick, move-in-ready homes in its communities.
Second Quarter 2025 Backlog
As of June 30, 2025, DFH had a backlog of 2,513 homes, valued at $1.2 billion, compared to the backlog of 2,802 homes, valued at $1.4 billion as of March 31, 2025. As of June 30, 2025, the ASP in backlog was $477,865 compared to $494,987 as of March 31, 2025. As of June 30, 2025, approximately 1,997 of the homes in backlog are expected to be delivered in 2025 and 516 of homes are expected to be delivered in 2026 and beyond.

The following table shows the backlog units and ASP as of June 30, 2025 by homebuilding segment:

	As of June 30, 2025 (unaudited)
Backlog:	Units	Average Sales Price
Southeast	998	$438,465
Mid-Atlantic	812	399,863
Midwest	703	623,893
Total	2,513	$477,865

Financial Services

Financial services revenues and income before taxes increased by $47 million and $6 million for the three months ended June 30, 2025 as compared to the three months ended June 30, 2024, respectively, which was primarily due to the April 2025 acquisition of Alliant Title and the July 2024 consolidation of Jet HomeLoans. To a lesser extent, DF Title’s expansion of operations into the Texas markets also contributed to the additional financial services revenues and income before taxes for the three months ended June 30, 2025.
Full Year 2025 Outlook

Dream Finders Homes maintains its guidance of approximately 9,250 home closings for the full year 2025, inclusive of those resulting from the Liberty Communities and Green River Builders acquisitions.

About Dream Finders Homes

Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, Florida. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, Arizona, and the Washington, D.C. metropolitan area, which comprises Northern Virginia and Maryland. Through its wholly owned subsidiaries, DFH also provides mortgage financing as well as title agency and underwriting services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.

Forward-Looking Statements

This press release includes forward-looking statements regarding future events which include, but are not limited to, projected 2025 home closings and market conditions, possible or assumed future results of operations, benefits of recent acquisitions and statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2024, subsequently filed Form 10-Q and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement, except as may be required by applicable law.

Dream Finders Homes, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$210,320	$274,384
Restricted cash	48,083	65,441
Accounts receivable	43,859	34,126
Inventories	1,990,807	1,715,357
Lot deposits	531,193	458,303
Other assets	283,677	165,880
Investments in unconsolidated entities	12,082	11,454
Mortgage loans held for sale	152,261	303,393
Goodwill	377,772	300,313
Total assets	$3,650,054	$3,328,651

Liabilities
Accounts payable	$173,972	$147,143
Accrued liabilities	283,290	281,465
Customer deposits	84,824	125,601
Revolving credit facility and other borrowings	1,140,353	701,386
Senior unsecured notes, net	295,712	295,049
Mortgage warehouse facilities	144,287	289,617
Contingent consideration	13,891	68,030
Total liabilities	2,136,329	1,908,291

Mezzanine Equity
Redeemable preferred stock	148,500	148,500
Redeemable noncontrolling interests	29,539	21,451
Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 36,667,477 and 36,002,077 issued as of June 30, 2025 and December 31, 2024, respectively	367	360
Class B common stock, $0.01 per share, 61,000,000 authorized, 57,726,153 issued as of June 30, 2025 and December 31, 2024, respectively	577	577
Additional paid-in capital	288,429	281,559
Retained earnings	1,074,986	970,253
Treasury stock, at cost, 1,281,197 and 291,229 shares of Class A common stock as of June 30, 2025 and December 31, 2024, respectively	(30,847)	(7,827)
Total Dream Finders Homes, Inc. stockholders’ equity	1,334,095	1,244,922
Noncontrolling interests	1,591	5,487
Total equity	1,335,686	1,250,409
Total liabilities, mezzanine equity and equity	$3,650,054	$3,328,651

Dream Finders Homes, Inc.
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Homebuilding	$1,099,580	$1,052,236	$2,069,688	$1,877,457
Financial services	50,925	3,511	70,688	6,090
Total revenues	1,150,505	1,055,747	2,140,376	1,883,547
Homebuilding cost of sales	917,871	852,837	1,701,407	1,531,477
Financial services expense	40,058	2,072	52,924	3,756
Selling, general and administrative expense	134,699	96,854	251,393	176,963
Income from unconsolidated entities	(17)	(5,299)	(197)	(10,202)
Contingent consideration revaluation	(12,706)	4,638	(11,606)	7,845
Other (income) expense, net	(3,464)	(1,363)	1,226	(3,124)
Income before taxes	74,064	106,008	145,229	176,832
Income tax expense	(17,525)	(23,245)	(33,680)	(38,386)
Net income	56,539	82,763	111,549	138,446
Net loss (income) attributable to noncontrolling interests	41	(1,820)	(66)	(3,009)
Net income attributable to Dream Finders Homes, Inc.	$56,580	$80,943	$111,483	$135,437

Earnings per share
Basic	$0.57	$0.83	$1.12	$1.38
Diluted	$0.56	$0.81	$1.10	$1.35
Weighted-average number of shares
Basic	93,444,326	93,722,953	93,495,455	93,524,396
Diluted	101,913,888	100,125,681	101,635,185	100,030,603

Dream Finders Homes, Inc.
Other Financial and Operating Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Other Financial and Operating Data
Home closings	2,232	2,031	4,157	3,686
Average sales price of homes closed(1)	$481,027	$514,833	$489,018	$505,926
Net new orders	1,938	1,712	3,970	3,436
Cancellation rate	14.0%	13.2%	12.8%	16.8%
Homebuilding gross margin (in thousands)(2)	$181,709	$199,399	$368,281	$345,980
Homebuilding gross margin %(3)	16.5%	19.0%	17.8%	18.4%
Adjusted homebuilding gross margin (in thousands)(4)	$285,162	$284,571	$555,262	$501,784
Adjusted homebuilding gross margin %(3)(4)	25.9%	27.0%	26.8%	26.7%
Active communities as of period end(5)			271	222
Backlog as of period end - units			2,513	4,205
Backlog as of period end - value (in thousands)			$1,200,875	$2,123,618
Net homebuilding debt to net capitalization(4)			44.7%	42.7%
Return on participating equity(6)			25.0%	33.5%
(1)Average sales price of homes closed is calculated based on homebuilding revenues, adjusted for the impact of percentage of completion revenues, and excluding deposit forfeitures and land sales, over homes closed.
(2)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted homebuilding gross margin and net homebuilding debt to net capitalization are non-GAAP financial measures. For definitions of these non-GAAP financial measures and reconciliations to our most directly comparable financial measures calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures” below.
(5)A community becomes active once the model is completed or the community has its fifth net sale. A community becomes inactive when it has fewer than five homesites remaining to sell.
(6)Return on participating equity is calculated as net income attributable to DFH, less redeemable preferred stock distributions, divided by average beginning and ending total Dream Finders Homes, Inc. stockholders’ equity (“participating equity”) for the trailing twelve months.

	Three Months Ended June 30,				Six Months Ended June 30,
	2025 (unaudited)		2024 (unaudited)		2025 (unaudited)		2024 (unaudited)
Home Closings:	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Southeast	842	$438,549	668	$508,511	1,529	$441,561	1,246	$492,320
Mid-Atlantic	600	444,571	610	433,941	1,121	449,629	1,101	430,155
Midwest	790	553,989	753	585,971	1,507	566,470	1,339	580,889
Total	2,232	$481,027	2,031	$514,833	4,157	$489,018	3,686	$505,926

Reconciliation of Non-GAAP Financial Measures

Management utilizes specific non-GAAP financial measures as supplementary tools to evaluate operating performance. These include adjusted homebuilding gross margin and net homebuilding debt to net capitalization. Other companies may not calculate non-GAAP financial measures in the same manner that we do. Accordingly, these non-GAAP financial measures should be considered only as a supplement to relevant GAAP information, as reconciled for each measure below. In the future, we may incorporate additional adjustments to these non-GAAP financial measures as we find them relevant and beneficial for both management and investors.
Adjusted Homebuilding Gross Margin

The following table presents a reconciliation of adjusted homebuilding gross margin to the GAAP financial measure of homebuilding gross margin for each of the periods indicated (unaudited and in thousands, except percentages):

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Homebuilding gross margin(1)	$181,709	$199,399	$368,281	$345,980
Interest expense in homebuilding cost of sales(2)	56,197	41,662	98,002	72,404
Amortization in homebuilding cost of sales(3)	396	2,518	1,725	7,100
Commission expense	46,860	40,992	87,254	76,300
Adjusted homebuilding gross margin	$285,162	$284,571	$555,262	$501,784
Homebuilding gross margin %(4)	16.5%	19.0%	17.8%	18.4%
Adjusted homebuilding gross margin %(4)	25.9%	27.0%	26.8%	26.7%
(1)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Includes interest charged to homebuilding cost of sales related to our senior unsecured notes, net, and revolving credit facility and other homebuilding notes payable included within revolving credit facility and other borrowings on the Condensed Consolidated Balance Sheets (“homebuilding debt”), as well as lot option fees.
(3)Represents amortization of purchase accounting adjustments from our acquisitions.
(4)Calculated as a percentage of homebuilding revenues.

We define adjusted homebuilding gross margin as homebuilding gross margin excluding the effects of capitalized interest, lot option fees, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Our management believes this information is meaningful as it isolates the impact that these excluded items have on homebuilding gross margin. We include internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in homebuilding gross margin.

As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the homebuilding gross margin line in selling, general and administrative expense, we have excluded commission expense from adjusted homebuilding gross margin. However, because adjusted homebuilding gross margin information excludes capitalized interest, lot option fees, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted homebuilding gross margin information as a measure of our operating performance may be limited.

Net Homebuilding Debt to Net Capitalization

The following table presents a reconciliation of net homebuilding debt to net capitalization to the GAAP financial measure of total debt to total capitalization for each of the periods indicated (unaudited and in thousands, except percentages):

	As of June 30,
	2025	2024
Total debt	$1,580,352	$1,185,440
Total mezzanine equity	178,039	169,951
Total equity	1,335,686	1,051,581
Total capitalization	$3,094,077	$2,406,972
Total debt to total capitalization	51.1%	49.3%

Total debt	$1,580,352	$1,185,440
Less: Mortgage warehouse facilities and other secured borrowings	158,041	—
Less: Cash and cash equivalents	210,320	274,797
Net homebuilding debt	$1,211,991	$910,643
Total mezzanine equity	178,039	169,951
Total equity	1,335,686	1,051,581
Net capitalization	$2,725,716	$2,132,175
Net homebuilding debt to net capitalization	44.5%	42.7%

We define net homebuilding debt to net capitalization as homebuilding debt, less cash and cash equivalents (“net homebuilding debt”), divided by the sum of net homebuilding debt, total mezzanine equity and total equity (“net capitalization”). Net homebuilding debt excludes borrowings under our mortgage warehouse facilities, as well as any other non-homebuilding borrowings the Company may incur from time to time. Management believes the ratio of net homebuilding debt to net capitalization is meaningful as it is used to assess the performance of our homebuilding segments, as well as to establish targets for performance-based compensation. We also use this ratio as a measure of overall leverage.

Contacts:

Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com